NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the ‘NYSE’) hereby notifies the SEC of its intention to remove the entire class of Growth Shares (the 'Growth Shares') of Municipal Mortgage & Equity, LLC (the 'Company') from listing and registration on the Exchange at the opening of business on March 13, 2008, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Growth Shares are no longer suitable for continued listing and trading on the Exchange. The Exchange's action was taken in view of the Company is a late filer. The Company was under review by NYSE Regulation in light of the delay in filing with the Securities and Exchange Commission its December 31, 2006 Form 10-K and certain of its 2006 and 2007 Form 10-Q filings. On January 28, 2008, the Company announced that it does not expect to meet the previously announced March 3, 2008 New York Stock Exchange deadline for filing its 2006 Form 10-K. This date is the maximum 12-month period otherwise available to complete the filing as permitted under the NYSE's rules. 1. The Exchange's Listed Company Manual, Section 802.01E provides that in the case of a company that fails to file its annual report (Forms 10-K, 10-KSB, 20-F, 40-F or N-CSR) with the SEC in a timely manner, if the Exchange deems it necessary or appropriate in the public interest or for the protection of investors, trading in any security can be suspended immediately. 2. The Exchange, on January 29, 2008, determined that the Growth Shares should be suspended from trading before the opening of the trading session on February 6, 2008, and directed the preparation and filing with the Commission of this application for the removal of the Growth Shares from listing and registration on the Exchange. The Company was notified verbally on January 28, 2008 and by letter on January 30, 2008. 3. Pursuant to the above authorization, a press release was issued on January 29, 2008, and an announcement was made on the 'ticker' of the Exchange at the opening and at the close of the trading session on January 30, 2008 and other various dates of the proposed suspension of trading in the Growth Shares. Similar information was included on the Exchange’s website. Trading in the Growth Shares on the Exchange was suspended before the opening of the trading session on February 6, 2008. 4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its Growth Shares, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The Company did not file such request within the specified time period.